                                                                    EXHIBIT 23.1

                        Independent Accountants' Consent

The Board of Directors
AirGate PCS, Inc.:

We consent to the use of our report dated April 28, 1999, except for notes 13(g), 13(h), and 13(i), which are as of July 9, 1999, July 28, 1999 and September 15, 1999, respectively, related to the consolidated financial statements of AirGate PCS, Inc. and subsidiaries and predecessors included herein, and to the reference to our firm under the headings "Experts" and "Selected Financial Data" in this Registration Statement and the related prospectuses.

Our report dated April 28, 1999, except for notes 13(g), 13(h), and 13(i), which are as of July 9, 1999, July 28, 1999 and September 15, 1999, respectively, contains an explanatory paragraph that states the Company has incurred recurring losses from operations and has a working capital and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                        /s/ KPMG LLP

Atlanta, Georgia
September 16, 1999